TRUMP WORLD LICENSE AGREEMENT
                     ----- ----- ------- ---------

         THIS AGREEMENT is entered into as of this 28th day of May 2004, by and between DONALD J. Trump, and individual having an office at 725 Fifth Avenue, New York, N.Y. 10022 "Licensor" and SOBE LIFE, LLC, having an office at 386 Park Avenue South, New Y 10016 "Licensee"). Licensor and Licensee are sometimes referred to individually as a "party" or collectively, as the "parties."

                               STATEMENT OF FACTS

                (i) Licensor has filed a trademark application with the Patent and Trademark Office for the trademark "Trump World" (the "Property). Licensor has the power and authority to grant to Licensee the right and license to use the Property solely in connection with the identification and promotion of the "Trump Magazine" (as herein defined) in the United States of America (the "Licensed Territory").

                (ii) Licensee and Trump World Publications LLC, an affiliate of Licensor, are parties to a certain Publishing Agreement dated as of May 28,2004, as amended by First Amendment to Publishing Agreement dated as of May 28, 2004 and Second Amendment to Publishing Agreement dated the date hereof (collectively, the "Publisbing Agreement") pursuant to which Licensee will publish a life style magazine (the "Trump Magazine") entitled "Trump World."

                (iii) Licensee desires to obtain from Licensor an exclusive license to use the Property as the name of the Trump Magazine and to sell and promote the Trump Magazine in the Licensed Territory. Both Licensee and Licensor have agreed to the terms and conditions upon which Licensee shall publish, distribute and sell the Trump Magazine. In consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree to the terms herein contained.

         1.     LICENSE

         A. Licensor hereby grants to Licensee for the Term (as herein defined) the exclusive right and license to use the Property solely in connection with the identification of the Trump Magazine and its promotion, disiribution and sale in the Licensed Territory. Licensee agrees to use the Property as the exclusive identification of the Trump Magazine.

         B. Licensee may not grant any sublicenses to any third party without the prior express written consent of Licensor, which consent Licensor may withhold for any reason or for no reason.

         C. Nothing in this Agreement shall be construed or interpreted as precluding Licensor from granting any other license or licenses or other rights for use of the Property on or for any other products or with respect to any services, merchandise or in any other manner whatsoever, except for the rights granted to Licensee herein.

         2. TERM This Agreement shall be effective as of the date hereof and shall expire on April 30, 2009, or such sooner date as the Publishing Agreement shall terminate (the "Term").

         3.     COMPENSATION

         A. In consideration for the license granted hereunder, Licensee agrees to pay to Licenser during the Term of this Agreement a royalty (the "Royalty") in the amount of:

         (i) $120,000.00 for each of the fall (October) 2005 and winter (December) 2005 issues of the Magazine; and

         (ii) $135,000.00 for each issue of the Trump Magazine thereafter published, regardless of the frequency of publication.

         (iii) The applicable Royalty shall be paid to Licensor within ten (10) days following each date of publication.

         B. A Royalty obligation shall accrue to Licenser upon the publication of each issue of the Trump Magazine regardless of the time of collection by Licensee of the sales of the applicable issue of the Trump Magazine.

         C. All payments due hereunder shall be made in U.S. currency drawn on a U.S. bank, unless otherwise specified between the parties. Late payments shall incur an interest charge at the rate of one and one-half percent (1-1/2%) per month from the date such payments were originally due to the actual date of payment.

         4.     RECORD INSPECTION AND AUDIT

         A. Licensor shall have the right upon reasonable notice, to inspect Licensee's original books and ("Records") and all other documents and material in Licensee's possession or control with respect to the subject matter of this Agreement. Licensor shall have free and full access to the Records for such purposes and may make copies thereof.

         B. In the event that such inspection reveals a discrepancy in the amount of Royalty owed Licenser from what was actually paid, Licensee shall pay such discrepancy, plus interest, calculated at the rate of one and one-half percent (1-1/2%) per month. In the event that such discrepancy is in excess of Five Thousand U.S. Dollars ($5,000) or 5% of the amount due to Licensor, whichever is greater, Licensee shall also reimburse Licensor for the cost of such inspection.


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
         C. All books and records relative to Licensee's obligations hereunder shall be maintained and kept accessible and available to Licenser for inspection in New York State for at least three
                (3) years after termination of this Agreement.

         S.     COVENANTS, REPRESENTATIONS AND WARRANTIES

         A. Licenser represents and warrants that it has the right and power to grant the license granted herein, and that there are no other agreements with any other party in conflict with such grant

         B. Licenser further represents and warrants that the Property as submitted to Licensee does not infringe any valid rights of any third party.

         C. Licensee represents and warrants that it will utilize its best efforts to promote, market, sell and distribute the Trump Magazine within the Licensed Territory and that it will use its best efforts to make and maintain adequate arrangements for the distribution, shipment and sale necessary to meet the demand therefor.

         D. Licensee shall be solely responsible for the manufacture, production, sale, and distribution of the Trump Magazine and will bear all costs associated therewith.

         E. Licensee understands and agrees that it shall not sell or distribute the Trump Magazine at discount prices without the express prior written consent of Licensor.

         F. Licensee covenants and represents that the quality of the Trump Magazine shall at all times equal or exceed the "Trump Standard" (as herein defined).

         6.     TRUMP STANDARD; OUALITY CONTROL

         A. Licensee acknowledges and agrees that (i) Donald J. Trump is a world-renowned builder and developer of luxury residential real estate, hotels and casinos among other things; (ii) he has become world renowned as the star of the television show, "The Apprentice," and he enjoys the highest reputation in each. of these fields; and (iii) he is the owner of the trademark "TRUMP" in various classifications for many first quality products and services. In recognition of the foregoing and as a material inducement for Licensor's execution of this Agreement, Licensee covenants and agrees with Licenser:

                (a) to design, develop, market, distribute and sell the Trump Magazine with the level of quality and luxury associated with the finest premier, first-class lifestyle magazines (the "Trump Standard")



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

         B. At Licensor's request, each issue of the Trump Magazine, as well as all promotional and packaging relative thereto, shall include all appropriate legal notices as required by Licenser.

         C. Licenser shall have the right to review and approve each issue of the Trump Magazine and all promotional materials related thereto to confirm its compliance with the Trump Standard, at least ten (10) days prior to its publication. Licensee shall promptly cure any deficiencies which Licensor may find in any such issue.

          D. It is further understood and agreed that once Licenser has approved an issue of the Trump Magazine, Licensee shall not change or alter such issue in any material respect without Licensor's prior express written ccrnsent.

         E. If the quality of any issue of the Trump Magazine falls below a production-run quality, as previously approved by Licensor, or in the event that trademark, patent and copyright usage and notice requirements are not maintained, Licensee shall use its best efforts to restore such quality and/or notices. In the event that Licensee has not taken appropriate steps to restore same within ten (10) days after notification by Licenser, Licensor shall have the right to terminate this Agreement.

         F. Licensee shall submit to Licensor an additional ten (10) sets of samples of each issue of the Trump Magazine.

         G. Licensee shall be strictly prohibited from utilizing the Property on or in connection with any products or services, except as expressly provided herein.

         H. Upon request, Licensee agrees to provide Licensor with a list of all manufacturing and packaging facilities producing the Trump Magazine.

         I. Licensee agrees to permit Licensor or to obtain permission for Licenser or its representatives to inspect the facilities where the Trump Magazine is being produced.

         J. Licensee agrees that any Trump Magazines manufactured by it or for it shall not utilize child labor or permit working conditions which could adversely affect the reputation of Licensor.

         7. NOTICES Any notice required to be given under this Agreement shall be in writing and delivered personally to the other party at the above stated address, or mailed by certified, registered, or express mail, return receipt requested, or by a nationally-recognized overnight courier service. A copy of each notice to Licenser shall similarly and concurrently be sent to Bernard R. Diamond, General Counsel, The Trump Organization, 725 Fifth Avenue, 26th floor, New York, NY 10022. Either party may change the address to which notice is to be sent by written notice to the other

                (4) The Publishing Agreement is terminated for any reason.

         B. Additional rights of Termination. This Agreement may be terminated by Licensor upon thirty (30) days written notice to Licensee, provided that within the thirty (30) day period Licensee fails to cure the breach to Licensor's complete satisfaction, if Licensee does any of the following:

                (1) Fails to comply with quality conirol standards of this
                    Agreement;

                (2) Manufactures, offers for sale, sells, advertises, promotes or distributes the Trump Magazine without having the prior approval of Licenser; or continues to manufacture, offer for sale, sell, advertise, promote or distribute the Trump Magazine after receipt of notice from Licenser disapproving and/or withdrawing approval of same;

                (3) It or its controlling shareholders or any of its officers, directors or employees take any actions in connection with the manufacture, offering for sale, sale, advertising promotion, and/or distribution of the Trump Magazine which damages or reflects adversely upon Donald J. Trump (or Licensor if not Donald J. Trump) or the Property;

                (4) Fails to obtain or maintain liability insurance as required by the provisions of this Agreement;

                (5) Breaches any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Property or any trademark included therein; or

                (6) Violates any of its other obligations under this Agreement.

         10.    POST TERMINATION JUGRTS

         A. Not less than thirty (30) days prior to the expiration of this Agreement or immediately upon termination thereof, Licensee shall provide Licensor with a complete schedule of all inventory of Trump Magazine then on-hand (the "Inventory"). Licensor shall have the right upon termination and its receipt of the Inventory schedule to purchase at Licensee's costs, any or all inventory on hand. Licensee's cost shall be defined as the actual out-of-pocket cost of manufacture of the Inventory plus freight charges, if any, therefor. If Licensor does not buy the Inventory as aforesaid, Licensee shall then be entitled, for an additional period of thirty (30) days and on a nonexciusive basis, to continue to sell such Inventory, unless this Agreement was terminated by Licensor due to a breach of Licensee's duty to comply with the quality control, recall or legal notice marking requirements. Such sales shall be made subject to all of the provisions of this Agreement.

         B. Upon the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement shall forthwith terminate and immediately revert to Licenser and Licensee shall, except as provided in subparagraph A above, immediately discontinue all use of the Property and the like, at no cost whatsoever to Licensor.

         C. Upon termination of this Agreement for any reasons whatsoever, Licensee agrees to immediately return to Licensor all material relating to the Properly including, but not limited to, all artwork, color separations, prototypes, and the like, at no cost whatsoever to Licenser.

         11.    INFRINGEMENTS

         A. Licensor shall have the right, in its sole discretion, to prosecute lawsuits against third persons for infringement of the Property. If Licensor does not institute an infringement suit within sixty (60) days after Licensee's written request that it do so, Licensee may institute and prosecute such lawsuit at its expense.

         B. Any lawsuit shall be prosecuted solely at the expense of the party bringing suit and all sums recovered shall be retained by the party bringing suit unless otherwise agreed.

         C. Both during the Term of this Agreement and at any time thereafter, the parties agree to fully cooperate with the other party in the prosecution of any such suit. The party bringing suit shall reimburse the other party for the reasonable expenses incurred as a result of such cooperation.

         12.    INDEMNITY

         A. Licensee agrees to defend, indemnify, and bold Licensor (and Donald J. Trump, if not Licensor), its officers, directors, agents, and employees harmless against all costs, expenses, and losses including reasonable attorney fees and costs) resulting directly or indirectly from claims of third parties against Licensee or Licensor, based on the use of the Property, or the manufacture, sale and distribution of the Trump Magazine including, but not limited to, actions founded on product liability or other tort claims. Licensor agrees to give Licensee prompt notice of any claim or occurrence, of which it has notice, and shall cooperate reasonably at the expense of Licensor in the defense or handling of such claim or occurrence.

         B. If during the term of this agreement any trademark infringement action, proceeding or claim, or threat of such action, proceeding or claim, based solely on the use of the Property for which registration has issued is instituted against Licensee, Liccnsor hereby agrees, subject to the other provisions of this
                Section 12B, to defend and indemnify Licensee, from and against any and all such causes of action and reasonable out-of-pocket expenses, including, without limitation, interest, penalties, attorney and third party fees which may be suffered, incurred or paid by Licensee. Licensee agrees to cooperate with Licensor in the defense of such action and to take no actions of any kind regarding such claim without the express prior written consent of Licensor. Licensor shall have the sole and absolute right to settle any such action and to negotiate and determine the settlement terms. Licensee shall take all steps reasonably recommended by Licensor or its counsel to mitigate its damages incurred, including the removal of the Trump Magazine from distribution and discontinuance of any use of the Property, if required by Licensor. The remedy provided in this paragraph shall be the sole and entire remedy of Licensee, and Licensor shall not be responsible for any other damages of any kind, including special or consequential damages or projected lost sales or profit of Licensee or other expenditures of Licensee. Licensee shall promptly notify Licensor of any marks used by third parties that may be confusingly similar or otherwise damaging to the Property, but shall take not other action of any kind with respect thereto, except by express prior written authorization of Licensor.

         13. INSURANCE Licensee shall, throughout the Term, obtain and maintain at its own cost and expense from a qualified insurance company with a Moody's or Best's rating of A or better, general liability and product liability insurance in the amount of ten million ($10,000,000) dollars combined single-limit coverage. Licensee agrees that Licensor (and Donald
                J. Trump, if not Licensor) shall be named as an additional insured with respect to Licensee's aforesaid liability insurance policies at no cost to Licensor or Donald J. Trump and that such policies shall provide that they may not be cancelled without at least thirty (30) days' prior written notice to Licensor. Licensee shall, on the date hereof and annually thereafter, provide to Licensor, certificates of insurance evidencing such coverage, together with a statement by Licensee that, to the best knowledge of Licensee, said insurance is in full force and effect and the premiums therefor have been paid.

         14. CONFIDENTIALITY Neither party shall disclose to a third party or use any confidential or proprietary information received from the other (including but not limited to financial and sales data, marketing plans, royalty rates and fees or product development ideas), unless expressly authorized by this Agreement. Each party shall take all reasonable steps to minimize the risk of disclosure of such information, including without limitation ensuring that only employees, attorneys and accountants, whose duties require them to possess such information or materials have access thereto, exercising at least the same degree of care that such party uses for such party's own confidential information, and providing proper and secure storage for the information.

         15. JURISDICTION AND DISPUTES This Agreement shall be governed in accordance with the laws of the State of New York. All disputes under this Agreement shall be resolved by the courts of the State of New York, amid the parties hereby consent to the jurisdiction of such courts, agree to accept service of process by registered mail (return receipt requested) or recognized overnight courier service and waive any jurisdictional or venue defenses otherwise available.

         16. AGREEMENT BINDING ON SUCCESSORS This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and permitted assigns.

         17. ASSIGNABILITY The License granted hereunder is personal to Licensee and shall not be assigned by any act of Licensee or by operation of law without Licenser's express written consent which may be withheld in Licenser's sole discretion. A violation of this paragraph shall constitute a material breach hereunder.

         18. WAIVER No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

         19. SEVERABILITY If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

         20. INDEPENDENT CONTRACTORS This Agreement does not, and shall not be deemed to, make Licensor or Licensee the agent, legal representative, or partner of the other for any purpose whatsoever, and neither Licenser nor Licensee shall have the right or authority to assume or to create any obligation or responsibility whatsoever, express or implied, on behalf of or in the name of the other party, or to bind the other party in any respect whatsoever.

         21. NO JOINT VENTURE Nothing contained herein shall constitute this arrangement to be employment, a joint venture, or a partnership. Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

         22. INTEGRATION This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements and understandings between the parties (other than the Publishing Agreement) with respect to the subject matter hereof, and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict therewith.



            [Signatures follow on the next page.]

BY THEIR EXECUTION BELOW, the parties have agreed to all of the terms and conditions of this Agreement.


                                 LICENSEE

                                 SOBE LIFE, LLC

                                 By: Michael Jacobson
                                     ---------------------------------------
                                     Michael Jacobson, Managiug Member


                                 LICENSOR

                                 By: /s/ Donald J. Trump
                                     ---------------------------------------
                                 Donald J. Trump, President

















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